Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2020 FOURTH QUARTER AND FULL YEAR

RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – January 29, 2021 – Medallion Bank (Nasdaq: MBNKP, “the Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech partners, announced today its 2020 fourth quarter and full year results. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2020 Fourth Quarter Highlights

•	Record quarterly net income of $14.3 million, compared to net income of $6.7 million in the prior year period.

•	Quarterly net interest income was $31.3 million, compared to $27.7 million in the prior year period.

•	Quarterly provision for loan losses was a benefit of $4.0 million, compared to a loss of $9.8 million in the prior year period.

•	Net charge-offs were 9.68% of average loans outstanding, driven primarily by medallion loan charge-offs, compared to 3.14% in the prior year period.

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The total exposure of the medallion lending segment, which includes loans in process of foreclosure and remarketed assets, was $44.9 million, or 3% of total assets, as of December 31, 2020, compared to $116.8 million, or 10%, at December 31, 2019. Of that exposure, the medallion loan portfolio net of the allowance for loan losses was $7.9 million as of December 31, 2020, compared to $80.1 million at December 31, 2019.

•	Total assets were $1.3 billion as of December 31, 2020.

•	The Bank had $218.5 million in capital and a Tier 1 leverage ratio of 16.93% as of December 31, 2020.

2020 Full Year Highlights

•	Net income was $2.5 million, compared to net income of $20.4 million in 2019.

•	Net interest income was $118.3 million, compared to $104.2 million in 2019.

•	Return on assets was 0.20%, compared to 1.85% in 2019.

•	Provision for loan losses was $63.0 million, compared to $42.5 million in the prior year.

•	Net charge-offs were 4.98% of average loans outstanding, compared to 4.23% in 2019.

•	The recreation loan portfolio grew 11% and the home improvement loan portfolio grew 35% in 2020.

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All medallion loans were placed on nonaccrual during the 2020 third quarter and New York medallions were adjusted down to a collateral value of $79,500, net of liquidation costs, as of December 31, 2020.

•	The medallion loan portfolio decreased from $107.7 million to $32.7 million, or 70%, during 2020.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “After a challenging third quarter, the Bank finished 2020 with the best quarterly net income in its history. The results for our recreation and home improvement lending segments were strong despite the ongoing pandemic, contributing $48 million in annual net income to the Bank and $15 million for the quarter. Net charge-offs remained low in those segments when compared to periods prior to COVID, in part due to government stimulus and tighter underwriting standards during the year. As reported for September 2020, we substantially de-risked our balance sheet by placing all medallion loans on nonaccrual and in the fourth quarter, we further adjusted the carrying amounts of New York City medallion loans and repossessed assets down to a net collateral value of $79,500 from $90,300 per medallion. The Bank maintains a strong capital position that we expect will allow us to grow our core consumer lending segments, which are experiencing strong demand.”

Recreation Lending Segment

The Bank’s recreation loan portfolio was $799 million as of December 31, 2020, compared to $722 million at December 31, 2019. Net interest income for the fourth quarter was $24.9 million, compared to $22.8 million in the prior year period. Recreation loans were at 68% and 67% of loans receivable as of December 31, 2020 and December 31, 2019, respectively. The provision for recreation loan losses was $3.0 million, compared to $8.6 million in the prior year period. Gross recreation loans in a payment deferral state were $6.5 million, or 0.8% of the portfolio, as of December 31, 2020. Recreation loan delinquencies 90 days or more past due were $5.4 million, or 0.7% of gross recreation loans, as of December 31, 2020, compared to $5.9 million, or 0.8%, at December 31, 2019. Delinquencies were lower, at least in part, as a result of the COVID-related payment deferrals.

Home Improvement Lending Segment

The Bank’s home improvement loan portfolio was $334 million as of December 31, 2020, compared to $248 million at December 31, 2019. Net interest income for the fourth quarter was $6.8 million, compared to $4.5 million in the prior year period. Home improvement loans were 29% and 23% of loans receivable as of December 31, 2020 and December 31, 2019, respectively. The provision for home improvement loan losses was $0.7 million, compared to $0.8 million in the prior year period. Gross home improvement loans in a payment deferral state were $195,000, or 0.1% of the portfolio, as of December 31, 2020. Home improvement loan delinquencies 90 days or more past due were $171,000, or 0.05% of gross home improvement loans as of December 31, 2020, compared to $185,000, or 0.07%, at December 31, 2019. Delinquencies were lower, at least in part, as a result of the COVID-related payment deferrals.

Medallion Lending Segment

The Bank’s medallion loan portfolio before the allowance for loan losses was $33 million as of December 31, 2020, compared to $108 million at December 31, 2019. Medallion loans were 3% of the Bank’s loans receivable as of December 31, 2020, compared to 10% at December 31, 2019. The Bank’s medallion loan portfolio net of the allowance for loan losses was $8 million as of December 31, 2020, compared to $80 million at December 31, 2019. The total exposure of the medallion lending segment, which includes loans in process of foreclosure and remarketed assets, was $45 million, or 3% of total assets, as of December 31, 2020, compared to $117 million, or 10%, at December 31, 2019.

Unless otherwise specified, loan portfolios are presented net of deferred loan acquisition costs.

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On January 28, 2021, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on April 1, 2021 to holders of record at the close of business on March 15, 2021.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats and home improvements, and offering loan origination services to fintech partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City with an office in Bothell, Washington, and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “maintains,” “ongoing” and “will” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the ongoing COVID-19 pandemic, the maintenance of our current capital levels, the potential for future asset growth and market share growth opportunities. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion Bank’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion Bank’s control, including the scope and duration of the pandemic, the availability, use and effectiveness of a vaccine, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion Bank, its customers and third parties. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2019 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands)	2020	2019	2020	2019
Total interest income	$36,349	$33,846	$140,654	$126,723
Total interest expense	5,015	6,112	22,330	22,521

Net interest income	31,334	27,734	118,324	104,202
Provision for loan losses	(3,959)	9,791	63,048	42,492

Net interest income after provision for loan losses	35,293	17,943	55,276	61,710

Other income (loss)
Write-downs of loan collateral in process of foreclosure and other assets	(7,393)	(134)	(18,199)	(2,543)
Other non-interest income	86	17	261	305

Total other income (loss)	(7,307)	(117)	(17,938)	(2,238)

Non-interest expense
Loan servicing	2,739	2,725	11,158	10,610
Salaries and benefits	2,665	2,259	10,275	8,806
Collection costs	1,021	1,636	4,294	5,519
Professional fees	446	770	2,017	2,722
Regulatory fees	874	526	1,822	1,722
Occupancy and equipment	106	173	783	576
Other	633	832	3,546	3,527

Total non-interest expense	8,484	8,921	33,895	33,482

Income before income taxes	19,502	8,905	3,443	25,990
Provision for income taxes	5,177	2,206	928	5,544

Net income	$14,325	$6,699	$2,515	$20,446

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	December 31, 2020	December 31, 2019
Assets
Cash and federal funds sold	$58,977	$50,237
Investment securities, available-for-sale	46,792	48,998
Loans, inclusive of net deferred loan acquisition costs	1,167,748	1,079,553
Allowance for loan losses	(65,557)	(59,885)

Loans, net	1,102,191	1,019,668
Loan collateral in process of foreclosure	35,557	30,639
Fixed assets and right-of-use assets, net	3,418	3,852
Deferred tax assets	11,839	11,419
Due from affiliates	3,298	—
Income tax receivable	549	—
Accrued interest receivable and other assets	28,746	28,417

Total assets	$1,291,367	$1,193,230

Liabilities and shareholders’ equity
Deposits and other funds borrowed	$1,065,398	$951,651
Accrued interest payable	1,515	2,096
Income taxes payable	—	2,144
Other liabilities	5,980	9,157
Due to affiliates	—	1,041

Total liabilities	1,072,893	966,089

Total shareholders’ equity	218,474	227,141

Total liabilities and shareholders’ equity	$1,291,367	$1,193,230

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